                                                                    Exhibit 99.1


              TERMINATION AGREEMENT RE: NON-VOTING TRUST INDENTURE

     This Termination Agreement, entered as of the 6th day of January 1997, between NORTH EAST INSURANCE COMPANY, a Maine corporation, chartered as an insurer under the laws of the State of Maine, (hereinafter called "NEIC"), and BERNARD D. GERSHUNY, of Delray Beach, Florida, (hereinafter "Gershuny"), as follows:

     WHEREAS, NEIC, Gershuny and Stephen F. Dubord, Esq., as Trustee, entered into a Non-Voting Trust Indenture (hereinafter the "Indenture") concerning 810,000 shares of capital stock of NEIC (the "Trust Shares") on February 3, 1987; and

     WHEREAS, Gershuny has entered into a Purchase and Sale Agreement with Ballantrae Partners, LLC (hereinafter "Ballantrae") for acquisition by Ballantrae of the Trust Shares; and

     WHEREAS, the Maine Bureau of Insurance has issued a Decision and Order authorizing acquisition of the Trust Shares by Ballantrae subject to certain terms and conditions referenced therein, including the termination of the Indenture; and

     WHEREAS, Gershuny and Ballantrae acknowledge that all conditions to closing of said Agreement have been satisfied or waived; and

     WHEREAS, NEIC and Gershuny have agreed to terminate the Indenture in connection with the consummation of the transaction contemplated by the Purchase and Sale Agreement and the Decision and Order; and

     WHEREAS, the Trustee has consented to act under this Termination Agreement for the purposes herein provided;

     NOW THEREFORE, IT IS AGREED THAT, pursuant to Paragraph 12(c) of the Indenture, NEIC and Gershuny agree this day to the termination of the Indenture, subject to the following conditions:

     1) Delivery and exchange of the Trust Certificates for the Trust Shares as contemplated by Section 5 of the Indenture and transfer of the Trust Shares to Ballantrae as contemplated by the Purchase and Sale Agreement; and

     2) Payment of accrued but unpaid compensation to the Trustee through the date the Trust Shares are transferred to Ballantrae in an amount not to exceed $15,000, such payment to be made by NEIC and Gershuny in equal shares.

     IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first written above.

                                   North East Insurance Company

                                   /s/ Robert G. Schatz
                                   ----------------------------
                                   By Robert G. Schatz
                                   Its President, CEO


                                   /s/ Bernard D. Gershuny
                                   ----------------------------
                                   Bernard D. Gershuny



                                   SEEN AND AGREED TO:



                                   /s/Stephen F. Dubord
                                   ----------------------------
                                   Stephen F. Dubord, Trustee


                                   Ballantrae Partners, LLC

                                   /s/ Murry N. Gunty
                                   ----------------------------
                                   By Murry N. Gunty
                                   Its Managing Director


                           * * * * * * * * * * * * * *

     Pursuant to Paragraph 12(c) of the Non-voting Trust Indenture, this Termination Agreement has received prior approval by me on this 23rd day of December, 1996.

                                   /s/ Brian K. Atchinson
                                   ----------------------------
                                   Brian K. Atchinson,
                                   Superintendent